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Lowell Weiner                                        Justin Victoria
Wyeth                                                Wyeth
(973) 660-5013                                       (973) 660-5340

Douglas Petkus
Wyeth Pharmaceuticals
(484) 865-5140


             Wyeth Reaches Agreement with Counsel for Class Members
                    on Terms of New Diet Drug Claims Process


         Madison, N.J., July 22, 2004 - Wyeth (NYSE: WYE) today announced that it has reached agreement with National Class Counsel and counsel representing individual class members on terms of a proposed seventh amendment to the national diet drug settlement. The agreement will be held in escrow and will not become effective until the parties reach agreement on a form of notice to the class and other ancillary documents.

         Wyeth, the National Class Counsel and counsel representing individual class members petitioned the Court to extend the stay on the processing and payment of Matrix Level I and II claims in order to allow the parties to reach agreement regarding these documents. The Court has issued an order granting the extension of the stay until August 4, 2004.

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         The proposed amendment would require judicial approval, and gives Wyeth the right to withdraw following the notification and opt out period, if participation by class members is inadequate or for other reasons.

         If ultimately implemented, the seventh amendment would, among other things, provide a new claims processing structure, funding arrangement and payment schedule for Matrix Level I and II claims, the least serious but most numerous matrix claims in the settlement.

         Wyeth is one of the world's largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing, and marketing of pharmaceuticals, vaccines, biotechnology products and nonprescription medicines that improve the quality of life for people worldwide. The Company's major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

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